EXHIBIT 99.5
                                    TABLE VI

                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS





    Table  VI  presents   information   with  respect  to  the  acquisition  and
development of properties during the three year period ending December 31, 1996 by programs in which Essex Partners or affiliates acted as general partners.



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                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS

                     (Three Years Ending December 31, 1996)

                                                                                                    Essex Glenmaura
                                       Essex Hospitality Associates III L.P.                             L.P.
                                       -------------------------------------                             ----

Name                              Microtel            Hampton Inn         Microtel                    Courtyard

Location                          Birmingham,          Rochester,       Chattanooga,                 Scranton, PA
                                     AL                    NY               TN

Type of property                    hotel                hotel             hotel                        hotel

Number of units                      102                  118               100                          120

Date of purchase                   12/30/93             6/28/94          12/30/94                     7/07/95

Debt financing                    2,800,000            4,100,000        3,100,000                    5,400,000

Cash downpayment                    145,000            1,141,000          145,000                    2,981,000

Contract purchase price plus
   acquisition fee (1)            2,812,000            4,989,000        3,103,000                    7,541,000

Other cash expenditures
   expensed (2)                      54,000              112,000           62,000                      401,000

Other cash expenditures
   capitalized (3)                  133,000              252,000          142,000                      439,000

Total acquisition cost            2,999,000            5,353,000        3,307,000                    8,381,000


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                                    TABLE VI

                              ESSEX AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS



(1) For projects involving construction of new facilities, the contract purchase price includes the cost of the land, the building construction cost, cost for furniture and fixtures, architectural and engineering costs and the costs of any permits.

(2) For projects involving construction of new facilities, the other cash expenditures expensed includes any operating supplies, utilities costs and payroll costs incurred prior to the opening of the property.

(3) For projects involving construction of new facilities, the other cash expenditures capitalized includes taxes, insurance and interest costs during construction, opening linen inventory, any travel costs and the initial franchise fee.